Exhibit 16.1

Re:	AVVAA World Health Care Products, Inc.

This letter will confirm that we reviewed Item 4.01 of the Company’s Amended Form 8-K dated July 18, 2006 captioned “Changes in Registrant’s Certifying Accountant” and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Davidson & Company LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 18, 2006